Free Writing Prospectus Dated May 9, 2007	Filed Pursuant to Rule 433(d) Registration Statement No. 333-123757

FINAL TERM SHEET

Dated May 9, 2007

Issuer:	Japan Finance Corporation for Municipal Enterprises (JFM)

Rating:	Aaa/AA

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	US$1,000,000,000

Denomination:	US$100,000

Pricing date:	May 9, 2007

Settlement date:	May 16, 2007

Maturity date:	May 16, 2017

Coupon:	5.00% (Semi-Annual, 30/360)

Interest payment dates:	Every May 16 and November 16 of each year, commencing November 16, 2007

Redemption price:	100%

Issue price:	99.278%

Spread:	US Treasury 4.50% 05/2017 + 47 bp

Joint Lead Managers:	BNP Paribas J.P. Morgan Securities Ltd. Mizuho International plc

Co-lead Managers:	Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited Deutsche Bank Securities Inc. Merrill Lynch International Morgan Stanley & Co. International plc Nomura International plc

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

International global bond ISIN:	XS0301003959

International global bond Common Code:	030100395

DTC global bond ISIN:	US471060AQ67

DTC global bond CUSIP:	471060AQ6

Listing:	London Stock Exchange
You can access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website: http://www.sec.gov/Archives/edgar/data/837335/000114554907000737/k01290e424b5.htm
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at 1-212-834-4533.